Exhibit 99.1

Contacts:

Investors:	Media:
Anna Marie Dunlap	Kent Jenkins
SVP Investor Relations	VP Public Affairs Communications
714-424-2678	202-682-9494

CORINTHIAN COLLEGES REPORTS FOURTH QUARTER AND

FISCAL YEAR 2012 RESULTS

(All results are for continuing operations only, unless otherwise stated)

Santa Ana, CA, August 20, 2012 — Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the fourth quarter and fiscal year ended June 30, 2012.  The results for the fourth quarter met the most current guidance for revenue and earnings per share; new student enrollment growth of 8.4% was above guidance.  (Guidance excludes all one-time charges; the Company recorded a $1.0 million impairment, facility closing and severance charge in the fourth quarter.) Fiscal 2012 diluted earnings per share for continuing operations were $0.32 (excluding charges of $0.13 per share), above guidance of $0.28 - $0.30 per share.

“Fiscal 2012 was a year of progress against a backdrop of adapting to regulatory change,” said Jack Massimino, Corinthian chairman and chief executive officer.  “We continued to focus on student completion and achieved a slight increase in our graduate placement rate despite a weak economy. We reduced operating expenses to align with our lower student population and took steps to close or sell nine underperforming campuses. We strengthened our financial position by renewing our line of credit on favorable terms, completing a sale-leaseback of five Heald facilities, and extending by two years our student lending agreement with ASFG. We continued to increase the efficiency of our back-end operations by completing the implementation of our common student information system at Heald. We brought student financial aid processing in-house and substantially reduced bad debt as a percent of revenue. We also made progress in cohort default prevention and as a result, no longer consider two-year or three-year cohort default rates to pose an immediate risk to our company. On the regulatory front, we continued to implement policies and procedures in response to new federal regulations and remained focused on compliance.”

“As expected, the rate of new student enrollment growth increased in the fourth quarter,” Massimino said.  “The increase is the result of several factors, including growth at the Everest ground schools, continued growth at Everest University Online, and an easier comparable to the fourth quarter of last year.”

“In fiscal 2013, we continue to anticipate a number of challenges,” Massimino said. “These include the loss of federal funding for students who lack a high school diploma or GED, or ‘Ability-to-Benefit’ (ATB) students. To help offset the loss of ATB students, we plan to introduce several new diploma programs across our ground schools and offer GED preparation programs to the general public at most of our U.S. campuses. As previously reported, we expect these programs to begin to have a positive impact on our financial results in the second half of fiscal 2013. In addition, we expect continued enrollment increases at our new campuses and solid enrollment growth in our online learning programs throughout the fiscal year.”

Comparing the fourth quarter of fiscal 2012 with the same quarter of the prior year:

•                  Net revenue was $394.8 million versus $408.2 million, a decrease of 3.3%.

•                  Total student population at June 30, 2012 was 91,460 versus 90,507 at June 30, 2011, an increase of 1.1%.

•                  Total new students were 25,839 versus 23,835, an increase of 8.4%.

•                  Operating income was $16.4 million, or 4.2% of revenue, which includes a $1.0 million impairment, facility closing and severance charge, compared with operating income of $11.3 million, or 2.8% of revenue, which includes $11.7 million in impairment and severance charges.

•                  Net loss was ($6.5) million, which includes a $0.6 million impairment, facility closing and severance charge, and a loss from discontinued operations of $14.8 million, compared with net income of $3.4 million, which includes a $7.0 million impairment and severance charge, and a loss from discontinued operations of $3.6 million.

•                  Diluted earnings per share from continuing operations was $0.10 in Q4 12, compared with $0.08 in Q4 11.  Excluding the impairment, facility closing and severance charges and the related tax effect, diluted earnings per share from continuing operations were $0.10 in Q4 12 and $0.17 in Q4 11.

Financial Review

Impairment, facility closing and severance charge — During the fourth quarter, we recorded a charge of $1.0 million versus $11.7 million in the prior year.

Educational services expenses were 59.8% of revenue in Q4 12 versus 60.9% in Q4 11.  The decrease is primarily the result of lower bad debt.  Bad debt expense was 2.9% of revenue in Q4 12 versus 4.5% in Q4 11.  The improvement in bad debt expense is primarily the result of continued efficiencies associated with bringing financial aid processing in-house.

Marketing and admissions expenses were 24.5% of revenue in Q4 12 versus 22.5% in Q4 11.  The increase is primarily the result of higher advertising costs per start and an increase in new student enrollment.

General and administrative expenses were 11.3% of revenue in Q4 12 versus 11.0% in Q4 11.

The operating margin, excluding impairment, facility closing and severance charges, was 4.4% in Q4 12 versus 5.6% in Q4 11.  The decrease is primarily the result of lower revenue and an increase in marketing expenses.

Cash and cash equivalents totaled $72.5 million at June 30, 2012, compared with $107.4 million at June 30, 2011. The decrease in cash is primarily the result of a net repayment of borrowings, partially offset by an improvement in operating cash flows.

Long term debt and capital leases (including current portion) totaled $149.0 million at June 30, 2012, compared with $331.8 million at June 30, 2011.

Cash flow from operations was $152.8 million for the year-ended June 30, 2012, versus $15.0 million for the year-ended June 30, 2011. The increase was primarily the result of an increase in cash provided by working capital of $138.5 million. The change in working capital was primarily due to the timing of Title IV disbursements and other receipts and payments.

Capital expenditures were $42.2 million for the year-ended June 30, 2012, versus $110.7 million for fiscal 2011.  The decrease is primarily the result of opening fewer new campuses.

Regulatory & Accreditation Update

WASC Senior — As reported in June 2012, the Western Association of Schools and Colleges Accrediting Commission for Senior Colleges and Universities (WASC Senior) has granted Heald College initial accreditation.  Heald has been accredited by WASC for Community and Junior Colleges (WASC Junior) since 1983. WASC Senior accreditation allows Heald to offer bachelor-level degree programs in addition to associate degrees and diplomas.

Gainful Employment — As previously reported, in late June 2012 we received informational data related to the federal gainful employment (GE) rule. Under the Higher Education Act, private sector schools are eligible to participate in Title IV if their educational programs lead to “gainful employment in a recognized occupation”. The GE rule set forth quantitative criteria that programs were required to meet in order to maintain access to Title IV funds.

The informational GE data for Corinthian’s programs was as expected, with diploma programs faring better than associate degree programs under the GE criteria. A small percentage of our programs did not pass the criteria, but we had already taught out some of these programs and made pricing adjustments to others.

The GE rule was scheduled to become effective on July 1, 2012, but prior to that date it was struck down by a U.S. District Court. Given the court’s decision, the future of the GE rule is uncertain. Irrespective of the rule we plan to remain focused on ensuring that our students continue to receive value for their educational investment.

90/10 Compliance — The 90/10 Rule requires that no more than 90% of the company’s revenue be derived from Title IV funds. The 90/10 Rule is applied to each OPEID, of which we have 44 in continuing operations.  Each OPEID, or institution, consists of a main campus and its branches.  As expected, two of our institutions exceeded the 90% threshold in fiscal 2012. An OPEID must exceed the 90% threshold for two consecutive years before it loses access to Title IV funding.  Given the information currently available, we do not expect either of these institutions to exceed the 90% threshold for a second year.

Cal Grant Program Changes — The California legislature approved a budget in June 2012 which eliminated Cal Grant eligibility for new students at certain for-profit institutions beginning with the 2012-13 academic year. In addition, the maximum Cal Grant award amounts for continuing students was cut by 24 percent. Most of the company’s Cal Grant funding is concentrated at Heald College. Heald students in California received approximately $17 million in Cal Grant funding in fiscal 2012. Given the changes in Cal Grant eligibility, new Heald students will have to replace Cal Grant funding with other alternatives such as additional federal or private loans.

Guidance

The following guidance is for continuing operations and excludes one-time charges:

Time Period	Revenue	Diluted EPS	New Student Growth

Q1 13	$395 - $405 million	$0.03 - $0.05	(1)% – 1% (flat)

Conference Call Today

We will host a conference call today at 12:00 p.m. Eastern Time (9:00 a.m. PT), to discuss fourth quarter results.  The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investors/Events & Presentations.) The call will be archived on www.cci.edu after the call.  A telephonic playback of the conference call will also be available through 11:00 p.m. PT, Monday, August 27.  The playback can be reached by dialing (800) 585-8367 and using pass code 99627124.

About Corinthian Colleges

Corinthian is one of the largest post-secondary education companies in North America. Our mission is to change students’ lives. We offer diploma and degree programs that prepare students for careers in demand or for advancement in their chosen fields. Our program areas include health care, business, criminal justice, transportation technology and maintenance, construction trades and information technology. We have 116 Everest, Heald and WyoTech campuses, and also offer degrees online. For more information, go to http://www.cci.edu.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995.  The company intends that all such statements be subject to the “safe-harbor” provisions of that Act.  Such statements include, but are not limited to, those regarding our beliefs and expectations regarding enrollment growth or declines in future periods; the effect of new programs on our financial results; our ability to strengthen operations and improve service and value to students; our ability to manage student outcomes; our ability to comply with new federal regulations; potential impacts on the Company as a result of changes to Cal Grant funding and changes by the California legislature that impact the future receipt of such funding; our future cohort default rates; our ability to maintain compliance with the federal 90/10 Rule; and the statements under the heading “Guidance” above.  Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including: potential negative effects from the loss of ATB students; the uncertain outcome of the Department of Education’s rule making related to gainful employment, which could change the manner in which we conduct our business; the company’s effectiveness in its regulatory and accreditation compliance efforts; changes by the California legislature that impact the eligibility of the Company’s students to receive Cal Grants; the Company’s potential inability to affect the default rates of its students on their federal student loans; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies; the outcome of pending litigation against the company; risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; the uncertain future impact of the company’s new student information system and the company’s new financial aid processing system; potential increased competition; bad debt expense or reduced revenue associated with requesting students to pay more of their educational expenses while in school; the potential inability or failure of the company to employ underwriting guidelines that will limit the risk of higher student loan defaults and higher bad debt expense; changes in general macroeconomic and market conditions (including credit and labor market conditions, the unemployment rate and the rates of change of each such item); and the other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations

	For the three months ended		For the twelve months ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)

Net revenues	$394,774	$408,152	$1,605,472	$1,784,080
Operating expenses:
Educational services	235,891	248,455	974,229	1,046,503
General and administrative	44,557	44,696	175,572	205,124
Marketing and admissions	96,907	92,023	395,258	388,962
Impairment, facility closing, and severance charges	1,032	11,667	18,270	220,058
Total operating expenses	378,387	396,841	1,563,329	1,860,647

Income (loss) from operations	16,387	11,311	42,143	(76,567)

Interest (income)	(204)	(309)	(1,773)	(896)
Interest expense	1,354	2,469	9,128	8,529
Other expense (income)	5,059	(107)	11,633	(3,418)
Pre-tax income (loss) from continuing operations	10,178	9,258	23,155	(80,782)
Provision (benefit) for income taxes	1,888	2,270	7,011	25,295
Income (loss) from continuing operations	8,290	6,988	16,144	(106,077)
(Loss) income from discontinued operations, net of tax	(14,782)	(3,620)	(26,389)	(5,088)
Net (loss) income	$(6,492)	$3,368	$(10,245)	$(111,165)

Income (loss) per common share — Basic:
Income (loss) from continuing operations	$0.10	$0.08	$0.19	$(1.24)
Loss from discontinued operations	$(0.18)	$(0.04)	$(0.31)	$(0.06)
Net (loss) income	$(0.08)	$0.04	$(0.12)	$(1.30)

Income (loss) per common share — Diluted:
Income (loss) from continuing operations	$0.10	$0.08	$0.19	$(1.24)
Loss from discontinued operations	$(0.18)	$(0.04)	$(0.31)	$(0.06)
Net (loss) income	$(0.08)	$0.04	$(0.12)	$(1.30)

Weighted average number of common shares outstanding:
Basic	85,178	84,612	84,982	85,388
Diluted	86,112	84,736	85,581	85,388

Selected Consolidated Balance Sheet Data

	June 30,	June 30,
	2012	2011

Cash and cash equivalents	$72,525	$107,430
Receivables, net (including long term notes receivable)	$199,094	$238,910
Current assets	$352,607	$435,663
Total assets	$1,064,513	$1,204,225
Current liabilities	$282,758	$227,361
Debt and capital leases (including current portion)	$148,974	$331,792
Total liabilities	$499,598	$639,158
Total stockholders’ equity	$564,915	$565,067